As filed with the Securities and Exchange Commission on July 97, 1998

                                            Registration No. 333-8147

                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                              FORM S-8

                       REGISTRATION STATEMENT
                                UNDER
                     THE SECURITIES ACT OF 1993

                   Dover Downs Entertainment, Inc.
       (Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

                                                           51-0357525
                                                     (I.R.S. Employer
                                                  Identification No.)

      1131 North Dupont Highway, Dover, DE 19901 (302) 674-4600
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Dover Downs Entertainment, Inc.
                       1996 Stock Option Plan
                        (Full Title of Plan)

                      Klaus M. Belohoubek, Esq.
                   Dover Downs Entertainment, Inc.
       2200 Concord Pike, Wilmington, DE 19803 (302) 426-2806
      (Name, address, including zip code, and telephone number,
             including area code, of agent for service)

                   CALCULATION OF REGISTRATION FEE

                                                  Proposed Maximum
Title of Securities             Amount to be      Offering Price
to be Registered (1)            Registered        Per Share

Common Stock, par value $.10       436,565        $9.02 (2)
Common Stock, par value $.10       313,435        $30.18 (3)

Proposed Maximum         Amount of
Aggregate Offering       Registration
Price                    Fee

$3,937,816.00 (2)        $1,193.28
$9,459,468.00 (3)        $2,866.51


(1) This Registration Statement also covers the associated common stock purchase rights (the "Rights") issued pursuant to a Rights Agreement dated as of June 14, 1996, as amended (the "Rights Agreement"), by and between the Registrant and ChaseMellon Shareholder Services L.L.C., as Rights Agent. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for the Registrant's common stock, and will be transferred along with and only with such securities. Thereafter, separate certificates will be issued representing one Right for each share of common stock of the Registrant, subject to adjustment as provided in the Rights Agreement.

(2) Represents shares issuable upon exercise of outstanding options under the Dover Downs Entertainment, Inc. 1996 Stock Option Plan. The dollar amounts are based upon the weighted average exercise price of the shares subject to such outstanding options.

(3) Estimated for the purpose of calculating the registration fee pursuant to Rule 457 (c) on the basis of the average of the high and low prices of the Common Stock on July 1, 1998 of $30.18 per share, as reported on the New York Stock Exchange Composite Transactions, which is used as the estimated offering price solely for the purpose of determining the registration fee, in accordance with Rule 457 (h).

                                 PART I


                            EXPLANATORY NOTE

     As permitted by the rules of the Securities and Exchange Commission (the "Commission"), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Securities Act Rule 428 (b). Such documents are not being filed as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.


                                PART II


INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.   Incorporation of Documents by Reference.

          The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934 (the
"Exchange Act"), are incorporated in this Registration Statement by reference:

          (a)  The Registrant's Annual Report on Form
               10-K for the fiscal year ended June 30,
               1997 (filed pursuant to the Exchange Act which contains audited financial statements for the fiscal year ended June
               30, 1997 - File No. 1-11929).

          (b)  All other documents filed by the
               Registrant pursuant to Section 13 (a) or
               15 (d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

          (c)  The section entitled "Description of
               Registrant's Securities to be Registered" contained in the Registrant's
               Registration Statement on Form 8-A filed pursuant to Section 12 (b) of the Exchange Act on September 19, 1996.

          All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13 (a), 13 (c), 14 and 15 (d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 6.  Indemnification of Directors and Officers.

     Section 145 of the DGCL ("Section 145") provides generally and in pertinent part that a Delaware corporation may indemnify its directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding (except actions by or in the right of the corporation), if, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal suit or proceeding, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that, in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors, officers, employees and agents against expenses actually and reasonably incurred by them if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, absent a determination by a court that such indemnity is proper.
Section 145 further permits a Delaware corporation to grant its directors, officers, employees and agents additional rights of indemnification through bylaw provisions and otherwise.

     Section 145 further permits a Delaware corporation to purchase and maintain insurance on behalf of any persons who are or were directors, officers, employees or agents of the corporation, or are or were serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify them against such liability under the other provisions of Section 145.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction from which the director derived an improper personal benefit.

     The Certificate of Incorporation of the Registrant provides for the indemnification of its directors and officers to the fullest extent provided by the DGCL. The Certificate of Incorporation further states that the Registrant may, in the sole discretion of its Board of Directors, indemnify any other person to the extent the Board of Directors deems advisable, as permitted by Section 145. The Registrant's Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents, subject to certain exceptions regarding such persons' standard of conduct.

     In addition, Article TENTH of Dover 's Certificate of
Incorporation provides as follows:

     "No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for beach of fiduciary duty as a director, provided, however, that the foregoing clause shall not apply liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This Article Tenth shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article Tenth became effective."

     In addition, Dover 's Bylaws provide that it has the power to purchase liability insurance policies covering its directors, officers, employees and agents, whether or not Dover would have the power to indemnify such person under the DGCL. Dover currently maintains such insurance.

ITEM 8. Exhibits and Financial Statement Schedules.

     5.1  Opinion re Legality of General Counsel of Dover.

     10.1 Dover Downs Entertainment, Inc. 1996 Stock Option Plan
          (incorporated herein by reference to Exhibit 10.9 to the Registration Statement Number 333-8147 on Form S-1, which was declared effective on October 3, 1996).

     23.1 Consent of General Counsel of Dover (Included in Exhibit
          5.1).

     23.2 Consent of KPMG Peat Marwick LLP.

     23.3 Consent of Siegfried Schieffer & Seitz.

ITEM 9.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i)  to include any prospectus required by Section 10
                    (a) (3) of the Securities Act;

               (ii) to reflect in the Prospectus any facts or events
                    arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               provided, however, that paragraphs (a) (1) (i) and (a)
               (1) (ii) shall not apply to information contained in periodic reports filed by the Registrant pursuant to
               Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13 (a) or Section 15 (d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the Undersigned, thereunto duly authorized, in Dover, Delaware on July 2, 1998.

                    DOVER DOWNS ENTERTAINMENT, INC.


                    By:  /s/ Denis McGlynn

                         Denis McGlynn
                         President and Chief Executive Officer



     Each person whose signature appears below hereby authorizes Klaus M. Belohoubek to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as he deems appropriate, and each such person hereby appoints Klaus M. Belohoubek as attorney-in-fact to execute in the name and on the behalf of each person individually, and in each capacity stated below, any such amendments to this Registration Statement.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                         Date

/s/ John W. Rollins, Sr. Chairman of the Board         July 9, 1998
John W. Rollins, Sr.

/s/ Henry B. Tippie      Vice Chairman of the Board    July 9, 1998
Henry B. Tippie

/s/ Denis McGlynn        President, Chief Executive    July 9, 1998
Denis McGlynn            Officer and Director
                         (Principal Executive Officer)

/s/ Timothy R. Horne     Vice President - Finance and  July 9, 1998
Timothy R. Horne         Chief Financial Officer
                         (Principal Financial Officer
                         and Principal Accounting Officer)

/s/ Eugene W. Weaver     Senior Vice President -       July 9, 1998
Eugene W. Weaver         Administration and Director

/s/ John W. Rollins, Jr. Director                      July 9, 1998
John W. Rollins, Jr.

/s/ R. Randall Rollins   Director                      July 9, 1998
R. Randall Rollins
/s/ Patrick J. Bagley    Director                      July 9, 1998
Patrick J. Bagley

/s/ Melvin L. Joseph     Director                      July 9, 1998
Melvin L. Joseph

/s/ Jeffrey W. Rollins   Director                      July 9, 1998
Jeffrey W. Rollins

                               EXHIBIT 5.1
                       OPINION OF GENERAL COUNSEL

                     DOVER DOWNS ENTERTAINMENT, INC.


Dover Downs Entertainment, Inc.
1131 North DuPont Highway
Dover, Delaware  19901

Ladies and Gentlemen:

     I am the Vice President - General Counsel of Dover Downs Entertainment, Inc., a Delaware corporation ("Dover") and have acted as counsel to Dover in connection with the filing of a Registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 750,000 shares of common stock, par value $.10 per share, of Dover to be issued in connection with the exercise of options granted or to be granted under Dover's 1996 Stock Option Plan (the "Plan").

     In connection with this opinion, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as I have deemed necessary or appropriate for purposes of this opinion. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents.

     Based upon the foregoing examination, I am of the opinion that the shares to be issued by Dover upon the exercise of options under the Plan have been duly authorized and, when issued in the manner contemplated by the Plan (including the declaration and maintenance of the effectiveness of the Registration Statement and the obtaining and maintenance of all requisite regulatory and other approvals), will be validly issued, fully paid and nonassessable.

     I am, in this opinion, opining only on the corporate law of the State of Delaware and the federal law of the United States. I am not opining on "blue sky" or other state securities laws.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" therein and in the related prospectus, and in any supplements thereto or amendments thereof.

                                        Very truly yours,



                                        Michael B. Kinnard

MBK/gmh

                              EXHIBIT 23.2
                     CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Dover Downs Entertainment, Inc.


We consent to the use of our report incorporated herein by reference.


KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
July 6, 1998

                              EXHIBIT 23.3
                   CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Dover Downs Entertainment, Inc.

July 6, 1998

We consent to the use of our report included herein insofar as such report relates to the financial statements and schedules of Dover Downs
Entertainment, Inc. for the year ended June 30, 1995.


Siegfried Schieffer, LLP

Wilmington, Delaware